Exhibit 99.2

Description of Virgin Media Inc.’s Common Stock

References to “us,” “our,” “we,” “Virgin Media” and the “Company” shall mean Virgin Media Inc.

The following provides a consolidated description of our common stock:

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of our common stock, 300,000,000 shares of our Class B redeemable common stock and 5,000,000 shares of preferred stock. As of April 3, 2008, we had 328,011,216 shares of common stock outstanding, which were held of record by approximately 484 stockholders, and no shares of preferred stock or Class B redeemable common stock outstanding.

The number of authorized shares of any of our preferred stock, our common stock or our Class B common stock may be increased or decreased, but not below the then number of shares outstanding or reserved for issuance, by the vote of the holders of a majority of the voting power of our capital stock and no vote of the holders of any of our preferred stock, our common stock or our Class B common stock, voting separately as a class, is required therefor. Our second restated certificate of incorporation, which we refer to as our certificate of incorporation, our restated bylaws, our Series A Warrant Agreement, as amended, our Stockholder Rights Agreement, as amended, and the form of indemnity agreement provided to our officers and directors contain the full legal text of the matters described in this section. We have filed copies of these documents with the Securities and Exchange Commission, or SEC.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. The holders of our common stock are not entitled to vote on any amendment to our certificate of incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series of our preferred stock are entitled, either separately or together with the holders of one or more other series of our preferred stock, to vote on these amendments under our certificate of incorporation or under the Delaware General Corporation Law, or DGCL.

After payment of any dividends due and owing to any holders of our preferred stock, holders of our common stock are entitled to proportionately receive any dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends.

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any of our outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking-fund provisions contained in our certificate of incorporation with respect to the common stock. There is no liability for further calls or for assessments by us.

The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Our common stock currently trades under the symbol “VMED” on the NASDAQ Global Select Market.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more series without any further vote or action by our stockholders, unless any action is required by applicable law, the rules of any exchange, automated quotation system or regulated quotation system on which our securities may be listed or quoted or applicable rules of any self-regulatory organization. Our board of directors may fix as to any series of preferred stock the designation, title, voting powers and any other preferences as well as the other rights and qualifications, limitations or restrictions.

The ability of our board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Our board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our common stock.

Series A Junior Participating Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of Series A Junior Participating Preferred Stock. The issuance of the Series A Junior Participating Preferred Stock is governed by our Stockholder Rights Agreement, as described in “— Stockholder Rights Agreement” below.

Dividends and Ranking. Each share of Series A Junior Participating Preferred Stock will entitle its holder to receive dividends out of our funds legally available for the payment of dividends. With respect to those dividends, the Series A Junior Participating Preferred Stock will rank:

•    senior to all classes of the common stock and to each other class of capital stock or series of our preferred stock that are designated to rank junior to the Series A Junior Participating Preferred Stock;

•    junior to all classes of our preferred stock that are designated to rank senior to the Series A Junior Participating Preferred Stock; and

•    equal to all classes of preferred stock that are designated to rank equally with the Series A Junior Participating Preferred Stock.

Dividends are payable quarterly in cash on the first day of January, April, July and October of each year, in an amount per share adjusted proportionately to account for any stock dividends on, or subdivisions or combinations of, our common stock, equal to the greater of:

•   $10.00; or

•        subject to adjustment, 1,000 times the aggregate amount per share of all cash and non-cash dividends declared on the common stock since the immediately preceding dividend payment date (other than certain exempted dividends).

Liquidation, Dissolution or Winding up. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A Junior Participating Preferred Stock will be entitled to be paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A Junior Participating Preferred Stock. The holders of the Series A Junior Participating Preferred Stock will be entitled to receive, subject to adjustment for a stock dividend on, or a subdivision or combination or consolidation of, our common stock, the greater of:

•        $1,000.00 for each share of Series A Junior Participating Preferred Stock they hold, plus any accrued and unpaid dividends or distributions on those shares; and

•        the aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of the common stock.

If, upon any liquidation, dissolution or winding up of us, the remaining assets available for distribution are insufficient to pay the holders of the Series A Junior Participating Preferred Stock and all other securities ranking equally with the Series A Junior Participating Preferred Stock with respect to liquidation the full amount to which they are entitled, the holders of Series A Junior Participating Preferred Stock will share those remaining assets ratably with the holders of these equally ranking securities. Following the payment of the liquidation value in full with respect to each share of Series A Junior Participating Preferred Stock, no additional distributions will be made to the holders of the Series A Junior Participating Preferred Stock.

Voting Rights. Subject to adjustment for a stock dividend on, or a subdivision or combination of, our common stock, each share of Series A Junior Participating Preferred Stock will entitle the holder to 1,000 votes on all matters submitted to a vote of holders of our common stock. The holders of the Series A Junior Participating Preferred Stock will vote together with the holders of our common stock as a single class.

If dividends on the Series A Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, whether or not consecutive, the holder of the Series A Junior Participating Preferred Stock will, voting as a single class with the holders of other shares of preferred stock having similar rights, be entitled to elect two new directors to our board of directors. The directors will serve until dividends on the Series A Junior Participating Preferred Stock are no longer in arrears.

Consolidation, Merger, etc. If we enter into any consolidation, merger, combination or other transaction in which our common stock is exchanged or changed into other stock or securities, cash or any other property, then the Series A Junior Participating Preferred Stock shall be exchanged or changed in an amount per share equal to 1000 times the aggregate amount of stock, securities, cash or other property for which each share of our common stock is changed or exchanged.

Redemption. The Series A Junior Participating Preferred Stock will not be redeemable.

Conversion. The Series A Junior Participating Preferred Stock will not be convertible.

Class B Redeemable Common Stock

Our Class B redeemable common stock was authorized and issued for purposes of the merger of NTL Incorporated with a subsidiary of Telewest Global, Inc. It has rights and privileges identical to our common stock, except in respects no longer relevant, and except that it is not transferable. It has all been redeemed.

Stockholder Rights Agreement

Each share of our common stock is accompanied by a stockholder right. Each stockholder right, when it becomes exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at the stockholder rights purchase price of $80.00, subject to adjustment pursuant to the terms of the Stockholder Rights Agreement.

The Stockholder Rights Agreement is intended to encourage a potential acquirer to negotiate directly with the Virgin Media board of directors, but may have anti-takeover effects. The Stockholder Rights Agreement could cause substantial dilution to a person or group that acquires a substantial interest in Virgin Media without the prior approval of the our board of directors. The effect of the stockholder rights may be to delay, defer or prevent a change in control of Virgin Media (including through a third party tender offer at a price which reflects a premium to then prevailing market prices) that may be beneficial to our stockholders.

The stockholder rights will separate from our common stock and become exercisable on the “distribution date,” which is the earlier of (i) the close of business on the date a person or group becomes an “acquiring person” by (a) having acquired beneficial ownership of 15% or more of the outstanding shares of our common stock, except for acquisitions of 15% or more by Virgin Media, by any of its subsidiaries, by any of our employee benefit plans or related entities, directly from Virgin Media, as a result of stock repurchases by Virgin Media or as a result of inadvertent acquisitions where the person rectifies the breach in accordance with the Stockholder Rights Agreement, or (b) entering into an agreement or arrangement with us or any of our subsidiaries providing for an acquisition transaction when the stockholder rights are not redeemable, and (ii) the date 10 business days (or such later date as the Telewest board of directors will determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

The stockholder rights will not be exercisable until the distribution date and will expire at 5:00 p.m., New York City time, on March 2, 2014 unless such date is extended or the stockholder rights are earlier redeemed or exchanged by Virgin Media.

In the event that a person becomes an acquiring person, each holder of a stockholder right will thereafter have the right to receive, upon exercise, our common stock (or, in certain circumstances, other securities of Virgin Media) having a value equal to two times the exercise price of the stockholder right. Once the stockholder rights become exercisable, all rights owned by the acquiring person, and the acquiring person’s affiliates and associates, will be null and void.

In the event that, at any time following the “shares acquisition date,” (i) Virgin Media is acquired in a merger or other business combination transaction in which the holders of all of our outstanding shares of common stock immediately prior to the consummation of the transaction are not the holders of all of the surviving company’s voting power, or (ii) more than 50% of the assets or earning power of Virgin Media is sold or transferred, in either case with or to an acquiring person or any affiliate or associate or any other person in which such acquiring person, affiliate or associate has an interest or any person acting on behalf of or in concert with such acquiring person, affiliate or associate, or, if in such transaction all holders of our common stock are not treated alike, any other person, then each holder of a stockholder right (except stockholder rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common shares of the acquiring company (or in certain circumstances, its parent) having a value equal to two times the exercise price of the stockholder right. The holder of a stockholder right will continue to have the right described in this paragraph whether or not such holder exercises or surrenders the right described in the preceding paragraph.

At any time prior to the earlier of (i) a person becoming an acquiring person or (ii) the expiration of the stockholder rights, and under certain other circumstances, our board of directors may redeem the stockholder rights in whole, but not in part, at a price of $0.001 per stockholder right, or the stockholder rights redemption price, payable in cash, our common stock or other consideration deemed appropriate by our board of directors.

Additionally, following the shares acquisition date, we may redeem the then outstanding stockholder rights in whole, but not in part, at the stockholder rights redemption price, provided that (i) such redemption is in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of shares of our common stock are treated alike but not involving an acquiring person or its affiliates or associates or (ii) for so long as the acquiring person is not thereafter the beneficial owner of 15% of our common stock and at the time of redemption no other persons are acquiring persons. The payment of the stockholder rights redemption price may be deferred under certain circumstances as contemplated in the stockholder rights agreement.

Any of the provisions of the Stockholder Rights Agreement may be amended by our board of directors prior to the distribution date. After the distribution date, the provisions of the Stockholder Rights Agreement may be amended by our board of directors in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of stockholders rights, or to shorten or lengthen any time period under the Stockholder Rights Agreement, except that the Stockholder Rights Agreement may not be supplemented or amended to lengthen (1) a time period relating to when the stockholder rights may be redeemed at such time as when the stockholder rights are not then redeemable, or (2) any other time period unless any such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of stockholder rights under the Stockholder Rights Agreement. The foregoing notwithstanding, no amendment may be made to the Stockholder Rights Agreement at a time when the stockholder rights are not redeemable except to cure any ambiguity or correct or supplement any provision contained in the Stockholder Rights Agreement that may be defective or inconsistent with any other provision therein.

Series A Warrants

On January 10, 2003, when we emerged from reorganization under Chapter 11 of the U.S. Bankruptcy Code, we issued Series A warrants to some of our former creditors and stockholders. Each of our Series A warrants entitles the holder to purchase 2.94645 shares of common stock at an exercise price of $105.17 per share, subject to adjustment. The Series A warrants are presently exercisable for a total of 25,769,060 shares of our common stock. The Series A warrants expire on January 10, 2011. The agreement governing the Series A warrants is governed by New York law. The Series A warrants are listed on the NASDAQ Global Select Market under the symbol “VMEDW.”

Instead of paying the aggregate exercise price, the holder of a Series A warrant may request that we deliver a number of shares of our common stock equal to:

•        the product of the then current market price per share of common stock as of the date we receive the request, multiplied by the number of shares of common stock underlying the Series A warrants being exercised; minus

•        the product of the exercise price, multiplied by the number of shares of common stock underlying the Series A warrants being exercised; divided by

•        the market price per share of common stock as of the date the request is received by the Company.

We will not be required to issue fractional shares of common stock upon the exercise of the Series A warrants.

The exercise price and number of shares issuable upon exercise of each Series A warrant will be proportionately adjusted if we:

•   pay a dividend or make a distribution on our common stock in shares of common stock;

•   subdivide or combine our outstanding shares of common stock;

•        make a distribution on our common stock in shares of our capital stock other than common stock; or

•        issue by reclassification of our common stock any shares of our capital stock.

Following this adjustment, the holders of Series A warrants will be entitled to receive the number and kind of shares of common stock or other securities which they would have received if their Series A warrants had been exercised immediately before the occurrence of any of these events.

The Series A warrant exercise price also will be adjusted pursuant to the terms of the Series A Warrant Agreement if we:

•    distribute warrants, options or other rights to holders of common stock entitling them, for a period expiring within 45 days after a specified record date, to purchase shares of common stock or securities convertible into, or exchangeable or exercisable for, common stock at a price per share, or with an initial conversion, exchange or exercise price, less than the market price per share of common stock on that record date; or

•    distribute non-cash assets, debt securities, preferred stock or any options, warrants or other rights to purchase debt securities, assets or other securities of ours.

Upon the adjustment of the exercise price, the number of shares issuable upon exercise of the Series A warrants will be adjusted pursuant to the terms of the Series A Warrant Agreement.

The Series A Warrant Agreement further provides that some other actions or events may trigger an adjustment in the exercise price of the Series A warrants, including some recapitalizations or reclassifications of shares of our common stock, consolidations or mergers, sales or transfers of all or substantially all of our assets and compulsory share exchanges. If one of these events takes place as part of a cash transaction (a “cash transaction”) then the following criteria apply:

•        the cash transaction is entered into or publicly announced on or before January 10, 2004 and the amount of cash consideration payable to a holder of one share of common stock exceeds $133.49; or

•        the cash transaction is entered into or publicly announced on or before January 10, 2005, and the amount of cash consideration payable to a holder of one share of common stock exceeds $162.09; or

•        the cash transaction is entered into or publicly announced on or before January 10, 2006 and the amount of cash consideration payable to a holder of one share of common stock exceeds $190.70; and

•        the acquiring person or an affiliate of the acquiring person has any class of voting stock having ordinary voting power for the election of a majority of the board of directors or governing body, other than stock having voting power only by reason of the happening of a contingency.

The foregoing criteria were not satisfied on or before January 10, 2006. The Series A Warrant Agreement further provides that if the above-mentioned criteria are satisfied then the Series A warrants will become warrants of the acquiring person or, in specified circumstances, the warrants of an affiliate of the acquiring person. These warrants, as modified, will also expire on January 10, 2011 and will:

•   have an exercise price equal to an adjustment multiple, as described below, multiplied by:

•        in the event of an existing listing, the 25-day average market price of the acquiror’s or its affiliate’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•        in the event of a new listing, the 15-day average market price of the acquiror’s or its affiliate’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•        be exercisable for a number of shares of the acquiror’s or its affiliate’s listed voting stock equal to the aggregate exercise price of the Series A warrants divided by the aggregate exercise price of the acquiror or affiliate warrants.

In the event of a cash transaction, the adjustment multiple referred to above will equal the exercise price divided by the cash consideration payable in respect of one share of common stock in the cash transaction. In the event of a transaction consummated with a combination of cash and non-cash consideration to which cash transaction treatment would apply for purposes of the warrant, the adjustment multiple will equal the exercise price divided by the cash consideration payable in respect of one share of common stock in the transaction, plus:

•    the acquiror’s or its affiliate’s listed voting stock portion of the other consideration offered per share of common stock valued based on:

•    in the event of an existing listing, the 25-day average market price of the acquiror’s or its affiliate’s listed voting stock determined on the date the cash transaction is entered into or publicly announced, whichever is lower; or

•    in the event of a new listing, the 15-day average market price of the acquiror’s or its affiliate’s listed voting stock determined as of the close of trading on the fifteenth consecutive trading day post-consummation of the cash transaction; and

•    the acquiror’s or its affiliate’s non-listed voting stock portion of the other consideration offered per share of common stock as determined by our board of directors.

Concurrently with the consummation of a cash transaction or a cash and non-cash consideration transaction to which cash transaction treatment would apply for purposes of the warrants:

•    the person formed by or surviving any transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A warrant agreement; and

•    the successor person will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

The Series A Warrant Agreement further provides that if these criteria are not satisfied but a cash transaction is entered into or publicly announced on or before January 10, 2006, subject to consummation of the transaction, the exercise price will be automatically adjusted to equal 90% of the cash consideration per share of common stock payable in the transaction. The transaction will not be consummated unless and until a notice setting forth the adjustment has been mailed to all registered holders of Series A warrants. The record date for the mailing will be two business days prior to the first mailing of the adjustment. The notice period must remain open for a period of at least 20 business days from the date of first mailing of the adjustment notice. On the later to occur of the expiration of the 20-business day notice period and consummation of the transaction, any Series A warrant not previously exercised will expire at that time. No cash transaction was entered into or publicly announced on or before January 10, 2006.

If on or after January 10, 2003 and prior to January 10, 2011, a transaction of the type described above is consummated and the consideration payable to holders of common stock consists solely of non-cash consideration (a “non-cash transaction”):

•    the Series A warrants will automatically become exercisable for the kind and amount of non-cash consideration that the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the transaction;

•    concurrently with the consummation of this type of non-cash transaction, or a transaction with both cash and non-cash consideration to which non-cash transaction treatment would apply for purposes of the warrants pursuant to the terms of the Series A warrant agreement, the person formed by or surviving any such transaction will enter into a supplemental warrant agreement providing for adjustments that will be equivalent, to the extent practical, to the adjustments provided for in the Series A warrant agreement; and

•    the successor person will mail to Series A warrant holders a notice describing the supplemental warrant agreement.

If on or after January 10, 2003 and prior to January 10, 2011, a transaction of the type described above is consummated and the consideration payable to holders of common stock consists partly of cash consideration and partly of non-cash consideration:

•    if the cash consideration payable in the transaction exceeds 90% of the total consideration payable in the transaction, cash transaction treatment will apply to the Series A warrants in the transaction; and

•    if the cash consideration payable in the transaction is less than or equal to 90% of the total consideration payable in the transaction, non-cash transaction treatment will apply to the Series A warrants in the transaction.

If non-cash transaction treatment applies to Series A warrants in a transaction with both cash and non-cash consideration:

•    the Series A warrants will automatically become exercisable for the kind and amount of non-cash consideration which the holder of a Series A warrant would have owned or had the right to acquire immediately after consummation of the transaction if the holder had exercised the Series A warrant immediately prior to the consummation of the transaction; and

•    any cash consideration that the Series A warrant holder would have been entitled to receive in the transaction with both cash and non-cash consideration will be valued at the amount of the cash. In lieu of payment of the cash consideration, the following form(s) of non-cash consideration will be paid to the Series A warrant holders on a pro rata basis until the full amount of the portion of the cash consideration that would have otherwise been payable to the Series A warrant holders in the transaction with both cash and non-cash consideration is paid:

•              first, in acquiror’s listed voting stock; and

•        second, in securities or other property or assets, excluding cash consideration except solely in the case of fractional shares.

No adjustment in the exercise price of the Series A warrants will be required if the adjustment, together with any prior adjustments not made, is less than 1% of the Series A warrants’ current exercise price or if Series A warrant holders are to participate in the transaction. No adjustment in the exercise price of the Series A warrants will be required in the case of a change in the par value of the common stock. To the extent the Series A warrants become convertible into cash, no adjustment will be required thereafter.

In the event that the exercise price is adjusted, we will, within 25 days, deliver to the warrant agent, with notice to the Series A warrant holders, a certificate setting forth the exercise price after the adjustment and setting forth, in reasonable detail, the method of calculation therefor and the number of shares of common stock issuable upon exercise of a Series A warrant. Upon each adjustment of the Series A warrant exercise price, the number of shares of common stock issuable upon exercise of each outstanding Series A warrant will be adjusted accordingly. Prior to us undertaking some actions, we must mail a notice detailing the transaction at least 10 or 20 days, depending on certain circumstances, prior to the applicable record date or promptly in the case of events for which there is no record date.

Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our certificate of incorporation and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of us. These provisions may also limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. For these reasons, these provisions could adversely affect the price of our common stock. These provisions:

•        divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, this classification may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•        provide that a director may be removed from our board of directors only for cause, and then only by a supermajority vote of the outstanding shares;

•        state that special meetings of our stockholders may be called only by a majority of our board of directors, any board committee, our chairman or our president and stockholders may not act by written consent;

•        establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•        provide that our restated bylaws may be amended by either (i) a supermajority vote of the outstanding shares or (ii) a majority vote of our board of directors, except that a supermajority vote of our board of directors is required to amend any provision relating to the conduct of business in the name of the corporation and the commingling of corporate money and assets;

•        provide that some provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares;

•        provide that none of our directors will be personally liable for monetary damages for breach of fiduciary duty as a director, to the extent permitted under the DGCL; and

•        provide that we are governed by Section 203 of the DGCL. See “— Delaware Anti-Takeover Law” below.

Delaware Anti-Takeover Law

In our certificate of incorporation, we have elected to be governed by Section 203 of the DGCL. Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that the stockholder becomes an interested stockholder, unless:

•        prior to that time either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•        upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding, for purposes of determining the voting stock outstanding, those shares held by persons who are both directors and officers and some employee stock plans but not excluding the outstanding voting stock owned by the interested stockholder; or

•    at or subsequent to that time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A business combination includes some mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within the preceding three years did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A warrants is The Bank of New York.

Indemnification Provisions

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the U.S. Securities Act of 1933 (the “Securities Act”). In order to receive indemnification, the director, officer, employee or agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. However, in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our certificate of incorporation and restated bylaws require us to indemnify our officers and directors to the full extent permitted by Delaware law. The indemnification permitted under Delaware is not exclusive of any other rights to which these persons may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for:

•   breaches of the duty of loyalty to the corporation or its stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

•        unlawful payments of dividends, stock purchases or redemptions; or

•        transactions from which a director derives an improper personal benefit.

Our certificate of incorporation limits to the full extent permitted by Delaware law our directors’ liability to us and our stockholders for monetary damages for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our certificate of incorporation and restated bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

In addition, we provide indemnity agreements to our officers and directors. Under our bylaws and these indemnity agreements, we must indemnify an indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of ours. We are also obligated to advance expenses an indemnitee may incur in connection with these actions before any resolution of the action. The form of indemnity agreement provided to our directors and officers has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007 and is incorporated by reference herein.